Exhibit 4.4
ESCROW AGREEMENT
PART II
     THIS ESCROW AGREEMENT PART II (this “Agreement” or “Escrow Agreement Part II”) is made this            day of                     , 2008, by and between Amaizing Energy Holding Company, LLC, an Iowa limited liability company (the “Company”), and Smith Hayes Financial Services Corporation, a Nebraska corporation and registered broker dealer (“SHFSC”), and Bank Iowa and The Security National Bank of Sioux City, Iowa, together serving as the escrow agent (the “Escrow Agent”).
W I T N E S S E T H:
     WHEREAS, the Company proposes to offer a minimum of $50,000,000 and a maximum of $120,000,000 of its Membership Units (the “Units”), in an offering (the “Offering”) conducted pursuant to a registration statement (the “Registration Statement”) filed or to be filed with the Securities and Exchange Commission (the “Commission”) and various states, including, without limitation, the states of Illinios, Iowa, Kansas, Nebraska, New York, Missouri, South Dakota, and Wisconsin, and potentially pursuant to exemptions in other states;
     WHEREAS, SHFSC has been engaged by the Company to sell the Units to retail purchasers pursuant to a Placement Agent Agreement dated October 3, 2007;
     WHEREAS, SHFSC intends to sell the units as the Company’s agent on a minimum maximum best-efforts basis in a public offering (the “Offering”);
     WHEREAS, the Company and SHFSC desire to establish an escrow account in which funds received from subscribers will be deposited pending completion of the escrow period;
     WHEREAS, the Company will allow investors in the Offering to deliver the purchase price of the subscribed Units in installments;
     WHEREAS, the Company desires to comply with the requirements of federal and state securities laws and regulations, and desires to protect the investors (collectively referred to herein as the “Subscribers” or individually referred to herein as a “Subscriber”) in the Offering by providing, under the terms and conditions herein set forth, for the return to Subscribers of the money which they may pay on account of purchases of Units in the Offering if the “Minimum Escrow Deposit” (as hereinafter defined) is not deposited with the Escrow Agent in accordance with the terms of this Agreement; and
     WHEREAS, the Company intends to use this Escrow Agreement Part II for subscription proceeds of no less than $50,000,000 raised to capitalize the construction of the Company’s Denison, Iowa ethanol plant expansion project.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:
     1. Acceptance of Appointment. Escrow Agent hereby agrees to act as the Escrow Agent under this Agreement. The Escrow Agent shall have no duty to enforce any provision hereof requiring performance by any other party hereunder.
     2. Establishment of Escrow Account. An escrow account (the “Escrow Account”) is hereby established with the Escrow Agent for the benefit of the Subscribers in the Offering. Except as specifically provided in this Agreement, the Escrow Account shall be created and maintained subject to the customary rules and regulations of the Escrow Agent pertaining to such accounts.
     3. Ownership of Escrow Account. Until such time as the funds deposited in the Escrow Account (the “Escrow Funds”) shall equal the Minimum Escrow Deposit (as hereinafter defined) and this Agreement is terminated pursuant to Section 6 and Section 7 below, the funds deposited in the Escrow Account by the Company shall not become the property of the Company or be subject to the debts of the Company or any other person, but shall be held by the Escrow Agent solely for the benefit of the Subscribers.
     4. Deposit of Proceeds. Once the Company has elected to stop depositing Offering proceeds into escrow pursuant to Escrow Agreement Part I and to begin depositing Offering proceeds into escrow pursuant to this Escrow Agreement Part II, all proceeds and notes from subscriptions in the Offering shall, upon receipt by the Company or SHFSC, be promptly delivered by the Company to the Escrow Agent, endorsed (if appropriate) to the order of the Escrow Agent, together with an appropriate written statement setting forth the name, address and social security number of each Subscriber, the number of Units subscribed for, and the amount paid by each such Subscriber. Any such proceeds deposited with the Escrow Agent in the form of uncollected checks shall be promptly presented by the Escrow Agent for collection through customary banking and clearing house facilities. SHFSC shall promptly transmit to the Escrow Agent upon receipt any and all checks, drafts, and money orders received from prospective purchasers of Units together with a copy of the executed Subscription Agreement. In transmitting such checks, drafts, orders and Subscription Agreements, to the Escrow Agent, SHFSC shall provide a notice to the Company stating among other things, the name of the purchaser, current address, the date of the subscription Agreement and the amount of the investment to the Company, on either the day of receipt or before noon of the day after receipt, for the purpose of obtaining the Company’s acceptance of the Subscription Agreement and for transmittal of such checks, drafts, money orders.
     5. Investment of Escrow Funds. The Escrow Funds shall be credited by the Escrow Agent and recorded in the Escrow Account. The Escrow Agent shall be permitted, and is hereby authorized and directed to deposit, transfer, hold and invest all Escrow Funds, including principal and interest, in deposit accounts, bank money market accounts, bank certificates of deposit, short term Federal Government Obligations or obligations issued and/or guaranteed as to principal and interest by agencies or instrumentalities of the U.S. Government or such other securities as may be permitted by the Financial Industry Regulatory Authority (FINRA) pursuant to NASD Notices to Members 84-7, 87-64, 87-61, 98-4 and any subsequent notices issued by FINRA, or No Action Letters or interpretations regarding the investment of subscription proceeds in pubic or private offerings subject to 10b-9 and 15c2-4 under the Securities Exchange Act of 1934. Any interest received by Escrow Agent with respect to the Escrow Funds shall be paid pursuant to the terms of this Agreement.
     6. Termination of Escrow. Unless sooner terminated pursuant to Section 7 below, this Agreement and the Escrow Account created hereunder shall terminate as of the date, which is one year and one day following the date upon which the Commission authorizes the Offering (the “Offering Effective Date”) or later if the Commission, upon the request of the Company, extends the effectiveness of the Offering beyond the initial one year and one day period of effectiveness (the “Termination Date”); provided, however, that if prior to the Termination Date, the Company has accepted subscriptions for Units equal to the Minimum Escrow Deposit, and the Company has advised the Subscribers for those Units to remit to the Escrow Agent the balance of the purchase price, then the Escrow Account may continue beyond the Termination Date until all amounts payable by such Subscribers have been paid and the conditions for releasing the Escrow Funds have been satisfied. In no event shall this date be later than three (3) months following the Termination Date.
     7. Disposition of Escrow Funds. The Escrow Agent shall have the following duties and obligations under this Agreement:
     A. The Escrow Agent shall send to the Company and SHFSC every seven (7) days a written itemized notice acknowledging the receipt and amount of the Escrow Funds.
     B. The Escrow Agent shall give the Company and SHFSC prompt written notice when the Escrow Funds, exclusive of interest, equal or exceed ten percent (10%) of the Minimum Escrow Deposit, which is defined below. Following receipt of such notice, the Company will advise the Subscribers for Units to remit to the Escrow Agent the balance of the purchase price. The Subscriber shall have thirty (30) days from the time the Subscriber receives notice from the Company to remit to the Escrow Agent the balance of the purchase price. The Escrow Agent shall give the Company and SHFSC prompt written notice when the Escrow Funds, exclusive of interest, equal or exceed the Minimum Escrow Deposit.
     C. The Escrow Funds shall only be disbursed to the Company in the event that each and every condition of this paragraph shall have been met. At the time that: (a) the Escrow Funds, exclusive of interest, equal or exceed $50,000,000 (the “Minimum Escrow Deposit”); (b) the Company has received a written debt financing commitment sufficient for the financing of the expansion of the Denison Plant; (c) the Escrow Agent shall have received written confirmation from the Company and SHFSC that the Company has affirmatively elected in writing to terminate this Agreement; (d) the Escrow Agent shall have provided to SHFSC and each state securities department in which the Company has registered its securities, as communicated to the Escrow Agent by the Company, an affidavit stating that the requirements of this Subsection 7.C to Escrow Agreement Part II have been satisfied; and (e) in each state in which consent is required, the state securities commissioners have consented to release of the funds on deposit, and (f) SHFSC has provided to the Escrow Agent and the Company a written notice that SHFSC approves of the release of the Escrow Funds to the Company, then this Agreement shall terminate, and the Escrow Agent shall promptly disburse the Escrow Funds, including interest as provided in this Agreement to the Company to be used in accordance with the provisions set out in the Registration Statement. Upon completing such disbursement, the Escrow Agent shall be completely discharged and released of any and all further responsibilities under this Escrow Agreement Part II.
     D. In the event the Escrow Funds do not equal or exceed the Minimum Escrow Deposit on or before the Termination Date, the Escrow Agent shall return to each of the Subscribers in the Offering as promptly as possible after the Termination Date and on the basis of its records pertaining to the Escrow Account: (a) the sum which each Subscriber initially paid on account of such Subscriber’s subscription for Units, and (b) each Subscriber’s portion of the total interest earned on the Escrow Account as of the Termination Date. Computation of any Subscriber’s share of the net interest earned on the Escrow Account will be a weighted average based on the ratio of such Subscriber’s deposit in the Escrow Account to all such Subscribers’ deposits therein, and upon the length of time that such deposit was held in the Escrow Account as compared to all such deposits. All computations with respect to each Subscriber’s allocable share of net interest shall be made by the Escrow Agent, which determinations shall be final and conclusive. Any amount paid or payable to a Subscriber pursuant to this Section shall be deemed to be the property of such Subscriber, free and clear of any and all claims of the Company or its agents or creditors; and any further purchase obligation of such Subscriber in connection with the Offering shall thereupon be deemed, ipso facto, to be cancelled without any further liability. At such time as the Escrow Agent shall have made all of the payments called for in this Section, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder, except that the Escrow Agent shall be required to prepare and issue an IRS Form 1099 to each Subscriber.
     E. In the event the Company offers its Subscribers the right to withdraw and terminate their subscription agreements pursuant to a rescission offer (“Rescission Offer”) the Escrow Agent shall return to each rescinding Subscriber, as promptly as possible on the basis of its records pertaining to the Escrow Account: (a) the sum which each rescinding Subscriber initially paid in on account of subscriptions for the Units in the Offering and (b) each rescinding Subscriber’s portion of the total interest earned on the Escrow Account as of the Termination Date. Computation of any rescinding Subscriber’s share of the net interest earned will be a weighted average based on the proportion of such rescinding Subscriber’s deposit in the Escrow Account from the Offering to all such Subscribers’ deposits held by the Escrow Agent and upon the length of time in days such deposit was held in the Escrow Account as compared to all such deposits. All computations with respect to each rescinding Subscriber’s allocable share of net interest shall be made by the Escrow Agent, which determinations shall be final and conclusive. Any amount paid or payable to a rescinding Subscriber pursuant to this paragraph shall be deemed to be the property of such rescinding Subscriber, free and clear of any and all claims of the Company or its agents or creditors; and the respective purchases of the Units made and entered into in the Offering shall thereupon be deemed, ipso facto, to be cancelled without any further liability of the rescinding Subscribers or any of them to pay for the Units. At such time as the Escrow Agent shall have made all the payments called for in this paragraph, the Escrow Agent shall continue to be bound by the other provisions of this Agreement, except that Escrow Agent shall be required to prepare and issue a single IRS Form 1099 to each rescinding Subscriber.
     8. Agreement with Escrow Agent. To induce the Escrow Agent to act hereunder, it is agreed by the Company that:
     A. The Company will deliver a copy of the Registration Statement to the Escrow Agent upon notice of the Securities and Exchange Commission’s declaration of effectiveness. The Escrow Agent will have no responsibility to examine the Registration Statement with regard to the Escrow Account or otherwise.
     B. The sole duty of the Escrow Agent, other than as herein specified, shall be to receive the Escrow Funds and hold them subject to disbursement in accordance herewith. The Escrow Agent shall be under no duty to determine whether the Company is complying with the requirements of this Agreement in tendering to the Escrow Agent proceeds from sales of or subscriptions for Units. The Escrow Agent may conclusively rely upon and shall be protected in acting in reliance upon, any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified to its satisfaction. The Escrow Agent may consult counsel in respect of any question arising under this Agreement, and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.
     C. The Company hereby indemnifies and holds harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating to this Agreement or any transaction to which this Agreement relates, unless such action, claim or proceeding is the result of the gross negligence or willful misconduct of the Escrow Agent.
     9. Resignation and Removal of Escrow Agent; Successors. The Escrow Agent may resign upon thirty (30) days advance written notice to the Company. If a successor Escrow Agent is not appointed within the 30-day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor Escrow Agent. Any commercial banking institution or trust company with which the Escrow Agent may merge or consolidate, and any commercial banking institution or trust company to which the Escrow Agent transfers all or substantially all of its corporate trust business shall be the successor Escrow Agent without further act.

     10. Fees and Expenses of Escrow Agent. The Company agrees to pay the Escrow Agent the fees specified in the Escrow Agent’s fee schedule attached hereto as EXHIBIT A, in the manner set forth therein, unless otherwise agreed to by the parties in writing. The parties further agree that such fees shall be paid from interest on the Escrow Account and not from the principal. In the event the interest on the Escrow Account is insufficient to satisfy the full amount of fees payable hereunder, the Company shall be solely responsible for the payment of such fees, and the Escrow Agent shall not seek payment of the fees from SHFSC or subscribers or apply any principal deposited by subscribers in the Escrow Account against such fees. The fee agreed upon herein is intended as full consideration for the Escrow Agent’s services as contemplated by this Agreement; provided, however, that in the event (a) the Escrow Agent renders any material service not contemplated in this Agreement, (b) any material controversy arises hereunder, or (c) the Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney’s fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company, but not from the Escrow Account. The Company agrees to pay these sums upon demand and the Escrow Agent may deduct such sums from the interest on the Escrow Account only and not from the principal deposited in the Escrow Account.
     11. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the next day on which such deliveries are made in Denison, Iowa, when delivery is to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:
If to Escrow Agent:
Bank Iowa
Attn: Scot Brus
P.O. Box 40
Denison, IA 51442
Fax: (712) 263-6807
Phone: (712) 263-9361

Security National Bank of Sioux City, Iowa
Attn: Joe Twidwell
601 Pierce Street
Sioux City, IA 51101
Fax: (712) 277-6713
Phone: (712) 277-6500
If to the Company:
Amaizing Energy Holding Company, LLC
2404 West Highway 30
Denison, IA 51442
Attn: Sam Cogdill, CEO
Fax: 712-263-4134
Phone: 712-263-2676
with a required copy to:
Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000
Des Moines, IA 50309
Attention: Catherine Cownie
Fax: (515) 283-0231
Phone: (515) 242-2490
If to SHFSC:
Cindee Devall, or President
SMITH HAYES FINANCIAL SERVICES CORPORATION
Suite 200
Centre Terrace
1225 L Street
Lincoln, Nebraska 68508
Fax: (402) 476-6909
Phone: (402) 476-3000
     12. Governing Law. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Iowa, without giving effect to the conflicts of laws provisions.
     13. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent to the other parties hereto, and any attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

     14. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.
     15. Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions, as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.
     16. Amendments. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such conditions, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.
     17. Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such Escrow Account.
     18. Section Headings. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     19. Counterparts. This Escrow Agreement Part II may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have hereunto affixed their signatures as of the day and year first written above.

THE COMPANY:	ESCROW AGENT:

AMAIZING ENERGY HOLDING COMPANY, LLC	BANK IOWA

By:	By:
Sam Cogdill, CEO	Scot Brus, President

SHFSC

SMITH HAYES FINANCIAL SERVICES CORPORATION	SECURITY NATIONAL BANK

By:		By:

	Alan Moore, President		Joe Twidwell, Senior Vice President
& Trust Officer

EXHIIBT A
[Attach Escrow Agent’s Fee Schedule]